EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into between Quanta Services, Inc. (“Quanta”) and Paul C. Gregory (“Employee”) on this 12th day of September 2017, but effective as of January 1, 2017 (the “Effective Date”).
I. RECITALS
As of the date of this Agreement, the Employer Group (as defined below) is engaged primarily in the business of specialty contracting for customers in the electric power, natural gas, oil, pipeline, renewable energies and telecommunications industries, as well as for transportation, commercial and industrial customers. As such, the Employer Group has developed and continues to develop and use certain trade secrets and other Proprietary and Confidential Information, as hereinafter defined. The Employer Group has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such Proprietary and Confidential Information and promote and increase its good will. Employer (as defined below) and Employee acknowledge and agree that Proprietary and Confidential Information is an asset of particular and immeasurable value to the Employer Group.
Pursuant to this Agreement, Employee shall be employed by Employer in a confidential and fiduciary relationship and such Proprietary and Confidential Information will necessarily be provided to, communicated to, or acquired by Employee by virtue of his employment with Employer.
Based upon the above, Employer desires to retain the services of Employee on its own behalf, as well as on the behalf of its subsidiaries and affiliated companies and, in so doing, protect its Proprietary and Confidential Information subject to the terms and conditions set forth herein.
II. DEFINITIONS
A.    For purposes of this Agreement, “Employer” shall mean Quanta or any other affiliated entity that is determined to be the employer of Employee, and “Employer Group” shall mean Quanta and its predecessors, designees, successors, and past, present and future operating companies, divisions, subsidiaries and/or affiliates.
B.    As used in this Agreement, “Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Employer Group possesses or to which the Employer Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Employer Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Employer Group, the Employer Group’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, the Employer Group’s computer programs, system documentation, special hardware, related software development, and the Employer Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions. Proprietary and Confidential Information also includes information developed by Employee during his course of employment with Employer or otherwise relating to Company-

Related Inventions and Developments, as hereinafter defined, as well as other information to which he may be given access to in connection with his employment.
C.    As used in this Agreement, “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.
D.    As used in this Agreement, “Company-Related Inventions and Developments” means all Inventions and Developments that: (a) relate at the time of conception or development to the actual business of the Employer Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for Employer, whether or not during normal business hours; (c) are developed on Employer’s time; or (d) are developed through the use of the Employer Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.
E.    As used in this Agreement, “Competitive Business” means engineering, procurement and construction services for comprehensive infrastructure needs in the electric power and oil and gas industries, including specialty contracting for customers, as applicable, in the electric power, natural gas, oil, pipeline, renewable energies and telecommunications industries, as well as for transportation, commercial and industrial customers, or with respect to any period following the Date of Termination, customers in those industries serviced by the Employer Group as of the Date of Termination, and any such other business that is actively engaged in by the Employer Group as of the Date of Termination.
F.    For purposes of this Agreement, “make” or “made,” when used in relation to Inventions and Developments, includes any one or any combination of: (a) conception; (b) reduction to practice; or (c) development; and is without regard to whether Employee is a sole or joint inventor.
G.    For purposes of this Agreement, “Change in Control” shall mean:
1.    Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any Voting Security of Quanta and immediately after such acquisition such person, entity or group is, directly or indirectly, the Beneficial Owner of Voting Securities representing more than fifty percent (50%) of the total fair market value or total voting power of all of the then-outstanding Voting Securities of Quanta; or
2.    Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly, or has acquired during the preceding twelve (12) months, Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any Voting Security of Quanta and immediately after such acquisition such person, entity or group is, directly or indirectly, the Beneficial Owner of Voting Securities representing thirty percent (30%) or more of the total voting power of all of the then-outstanding Voting Securities of Quanta; or
3.    Individuals who, as of the date hereof, constitute the Board of Directors of Quanta (the “Board”), and any new director whose election by the Board or nomination for election by Quanta’s stockholders was approved by a vote of a majority of the directors then still in office who were directors as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board within a 12-month period; or
4.    Any person or entity, or more than one person or entity acting as a group, other than a member of the Employer Group or an employee benefit plan of the Employer Group, acquires directly or indirectly, or has acquired during the preceding twelve (12) -months, forty percent (40%) or more of the total gross fair market value of assets of the Employer Group.
H.    For purposes of this Agreement, “Voting Security” means common stock or other capital stock, including preferred stock, of the applicable entity entitled generally to vote in the election of directors and preferred stock and other equity securities (not including options, warrants or similar rights) convertible into securities entitled generally to vote in the election of directors (whether or not then convertible).
III. TERMS OF EMPLOYMENT
A.    Position and Duties. Employee is hereby employed by Employer as Chief Strategy Officer and President – Oil and Gas Division. Employee shall have the responsibilities, duties and authority commensurate with such position, each as may be modified or prescribed from time to time by the Board, in its discretion, in a manner consistent with such position.
1.    Employee shall faithfully adhere to, execute and fulfill the duties and responsibilities assigned to him hereunder.
2.    Employee agrees to devote reasonable attention and time to the business and affairs of Employer and, to the extent necessary, to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
3.    Employee shall not, during the term of his employment, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities to Employer. The foregoing limitations shall not be construed as prohibiting Employee from serving on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions, or making and managing personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities to Employer as set forth in this Agreement.

4.    In the performance of his duties, Employee shall use his best efforts to adhere to the legal requirements codified in statutes, ordinances and governmental regulations applicable to Employer.
B.    Term. The initial term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2019, unless terminated sooner pursuant to the provisions of this Agreement (the “Initial Term”). At the expiration of the Initial Term, unless terminated sooner pursuant to the provisions of this Agreement, and each annual anniversary thereafter, the term of this Agreement will be extended automatically for an additional one (1) year period (the “Renewal Term”) unless either party notifies the other party in writing of its or his intention not to renew this Agreement (the “Termination Notice”) not less than three (3) months prior to the expiration of the Initial Term or of any Renewal Term (the Initial Term and any Renewal Term are referred to collectively as the “Term”).
1.    Termination upon Death. This Agreement and Employee’s employment hereunder shall terminate as of the date of Employee’s death.
2.    Termination upon Disability. If Employee becomes Disabled as defined herein, Employer may, by written notice to Employee, terminate this Agreement and Employee’s employment hereunder. For purposes of this Agreement, “Disabled” or “Disability” means, as determined in good faith by the Compensation Committee of the Board (the “Committee”), that (i) Employee is unable to engage in any substantial gainful activity by reason of a physical or mental impairment that is expected to result in death or last twelve (12) months or more, or Employee receives replacement income for three (3) months or more due to such physical or mental impairment or (ii) such other definition that complies with the definition of disability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.
3.    Termination With or Without Cause. Employer may terminate this Agreement and Employee’s employment hereunder for or without Cause by providing written notice to Employee of its intention to do so. For purposes of this Agreement, “Cause” shall mean:
a.    Employee’s gross negligence in the performance of, intentional nonperformance of, or inattention to his material duties and responsibilities hereunder, other than due to Employee’s mental or physical incapacity and excluding poor or unsatisfactory results that arise from Employee’s good faith effort;
b.    Employee’s willful dishonesty, fraud or willful misconduct with respect to the business or affairs of Employer, other than of a de minimis nature;
c.    the willful or intentional violation by Employee of any of Employer’s material policies or procedures that are applicable to Employee and of which Employee has been made aware in writing in advance;

d.    a conviction of, a plea of nolo contendere, a guilty plea, or confession by Employee to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude;
e.    Employee’s use of illegal substances or habitual drunkenness such that Employee’s work performance is affected or such condition causes embarrassment to the Employer; or
f.    the material breach by Employee of this Agreement.
For purposes of this Agreement, no act or failure to act on the part of Employee shall be considered intentional or willful unless it is done, or omitted to be done, by Employee without the reasonable, good faith belief that Employee’s act or omission was in accordance with, or not contrary to, the duties and responsibilities of Employee’s position. The unwillingness of Employee to accept a diminution of his position, authorities or duties, a reduction in his total compensation or benefits, or other action by or at request of the Employer in respect of his position, authority, or responsibility that is contrary to this Agreement, may not be considered by the Board to be a failure to perform or misconduct by Employee. Notwithstanding the foregoing, Employee’s employment shall not be deemed to have been terminated for Cause unless (1) a Notice of Termination (as defined in Section III.C) is delivered to Employee no later than ninety (90) days after the Board learns of the event which, taken together with any relevant prior events, the Board deems to constitute Cause, (2) if such Notice of Termination is based on Section III.B.3.a, Section III.B.3.c or Section III.B.3.f and if the Board determines reasonably and in good faith that such action or inaction is curable, Employee has been provided a period of thirty (30) days after receipt of the Notice of Termination to cease the actions or inactions or otherwise cure such damage, and Employee fails to do so, (3) Employee has been given notice of, and Employee and Employee’s counsel have been given the opportunity to be heard by the Board at, a meeting of the Board called and held for purpose of considering whether Cause exists to terminate Employee and (4) there shall have been delivered to Employee a resolution, duly adopted by a vote of two-thirds of the entire Board at a meeting of the Board called and held for purpose of considering whether Cause exists to terminate Employee, finding that, in the good faith opinion of the Board, Employee has committed Cause and specifying the particulars thereof.
4.    Termination With or Without Good Reason. Employee may terminate this Agreement and his employment hereunder with or without Good Reason by providing written notice to Employer of his intention to do so. For purposes of this Agreement, “Good Reason” shall mean:
a.    the assignment to Employee of any duties inconsistent with Employee’s position, authority, duties or responsibilities as Employer’s Chief Strategy Officer and President – Oil and Gas Division, or any other action by Employer that results in a diminution in Employee’s position, authority, duties or responsibilities as Chief Strategy Officer and President – Oil and Gas Division

(excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);
b.    any material breach of this Agreement by Employer, including any requirement that Employee be based at any office or location that results in a violation of Section III.E of this Agreement; or
c.    any failure by Employer to comply with any of the provisions of Article IV of this Agreement.
Employee must provide written notice to Employer of the existence of the condition(s) described in Section III.B.4.a through Section III.B.4.c above within ninety (90) days of the initial existence, or if later, actual good faith knowledge of the condition(s). Employer shall have thirty (30) days after such notice is given during which to remedy the condition(s) to the extent that such condition(s) is reasonably curable, and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Employer within the thirty (30) day cure period and Employee has been reasonably compensated for monetary losses or damages resulting therefrom.
5.    Termination for Change in Control Good Reason. Employee may terminate this Agreement and his employment hereunder for Change in Control Good Reason in the twelve (12) months following a Change in Control by providing written notice to Employer of his intention to do so. For purposes of this Agreement, “Change in Control Good Reason” shall mean:
a.    the assignment to Employee of any duties inconsistent with Employee’s position, authority, duties or responsibilities as Employer’s Chief Strategy Officer and President – Oil and Gas Division, or any other action by Employer that results in a diminution in Employee’s position, authority, duties or responsibilities as Chief Strategy Officer and President – Oil and Gas Division (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);
b.    any material breach of this Agreement by Employer, including any requirement that Employee be based at any office or location that results in a violation of Section III.E of this Agreement;
c.    any failure by Employer to comply with any of the provisions of Article IV of this Agreement;
d.    any failure by Employer to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value (as computed by an independent employee benefits consultant selected by Employer and reasonably acceptable to Employee or Employee’s legal representative) of all such compensation, retirement or benefit plans and policies provided to Employee is not materially less than their aggregate value as in effect at any time during the one hundred twenty (120) day period immediately preceding a Change in Control or, if more favorable to Employee, those provided generally at any time after the Change in Control to other peer employees of Employer and its affiliated companies; or
e.    in the event of a pending Change in Control, Employer and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Employer Group’s business and/or assets that such successor is willing as of the closing to assume and agree to perform Employer’s obligations under this Agreement in the same manner and to the same extent that Employer is hereby required to perform.
Employee must provide written notice to Employer of the existence of the condition(s) described in Section III.B.5.a through Section III.B.5.e above within ninety (90) days of the initial existence, or if later, actual good faith knowledge of the condition(s). Employer shall have thirty (30) days after such notice is given during which to remedy the condition(s) to the extent that such condition(s) is reasonably curable, and such occurrence shall not be deemed to constitute Change in Control Good Reason if such event or circumstance has been fully corrected by Employer within the thirty (30) day cure period and Employee has been reasonably compensated for monetary losses or damages resulting therefrom.
6.    Termination for Retirement. Employee may voluntarily terminate his employment with Employer at any time on or after April 1, 2019 (a “Retirement”) upon prior notice as described in Section III.D; provided, however, that in no event shall a termination be considered a Retirement if Employee is entitled to severance benefits under Section IV.G.
C.    Notice of Termination. Any termination by Employer for Cause or Disability or by Employee for Good Reason, for Change in Control Good Reason or for Retirement shall be communicated by a Notice of Termination provided to the other party pursuant to the provisions of Section IX.C of this Agreement. For purposes of this Agreement, “Notice of Termination” means a written notice that: (1) indicates the specific termination provision or provisions as set forth in this Agreement relied upon by either Employer or Employee; (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision or provisions of this Agreement relied upon by either Employer or Employee and, as applicable, the manner of cure; and (3) if the Date of Termination (as defined below) is other than the date of receipt of such Notice of Termination, specifies the termination date. The failure by either Employer or Employee to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause, Good Reason or Change in Control Good Reason shall not waive any right of Employer or Employee or preclude Employer or Employee from asserting such fact or circumstance in enforcing Employer’s or Employee’s rights or obligations under this Agreement.
D.    Date of Termination. According to this Agreement, “Date of Termination” shall mean: (1) if Employee’s employment is terminated for Cause or Disability, the date of receipt of the Notice of Termination or any later date specified therein or as required under this Agreement;

(2) if Employee’s employment is terminated by Employee for Good Reason or Change in Control Good Reason, no earlier than forty-five (45) days and no later than sixty-five (65) days after the date of the Employer’s receipt of the Notice of Termination; (3) if Employee’s employment is terminated by Employer other than for Cause or Disability, the Date of Termination shall be thirty (30) days after the date on which Employee receives notice from Employer of such termination; (4) if Employee’s employment is terminated by reason of death, the Date of Termination shall be the date of the death of Employee; or (5) if Employee voluntarily terminates his employment, including for Retirement, the Date of Termination shall be sixty (60) days after Employee delivers written notice of his voluntary termination to Employer or such other date on which Employee and Employer shall agree to be the Date of Termination.
E.    Place of Performance. Other than normal business travel consistent with Employee’s duties, responsibilities and position, Employee shall carry out Employee’s duties and responsibilities under this Agreement at Employer’s headquarters in the Houston, Texas metropolitan area.
IV. COMPENSATION
A.    Annual Base Salary. Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid, an annual base salary of $850,000, payable on a regular basis in accordance with Employer’s standard payroll procedures but not less frequently than monthly. On at least an annual basis, the Board or a duly constituted committee thereof will review Employee’s performance and may make increases to Employee’s annual base salary if, in its sole discretion, any such increase is warranted.
B.    Bonus. Employee shall participate in Employer’s annual bonus plan at a level commensurate with Employee’s position. For calendar year 2017, Employee’s annual incentive compensation will be based on the target opportunity and methodology determined during the first and second calendar quarters of 2017 by the Committee.
C.    Incentive, Savings and Retirement Plans. Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs generally applicable to other similarly situated officers of Employer. For calendar year 2017, Employee’s long term incentive compensation will be based on the target opportunity and methodology determined during the first and second calendar quarters of 2017 by the Committee.
D.    Welfare Benefit Plans. Employee and Employee’s dependents shall receive coverage under the welfare benefit plans, practices, policies and programs provided by Employer including, but not limited to, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs, generally applicable to other peer employees of Employer, the terms and conditions of which shall be no less favorable than those available to other similarly situated officers of Employer.
E.    Reimbursement of Expenses. Employer shall reimburse Employee or cause Employee to be promptly reimbursed for all reasonable and necessary expenses incurred by Employee in furtherance of the business and affairs of the Employer Group including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of

Employer or the Board. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies of Employer as in effect from time to time. Such reimbursement shall be made subject to the terms and conditions of the Employer’s policy on the earlier of (i) the date specified in the Employer’s policy or (ii) to the extent the reimbursement is taxable and subject to Section 409A of the Code, no later than December 31 of the calendar year next following the calendar year in which the expense was incurred.
F.    Severance Benefits upon Termination. Upon any termination of Employee’s employment with Employer for any or no reason (including, without limitation, at the end of the Term following a Termination Notice), Employee (or Employee’s estate or beneficiary, as applicable, in the event of death) shall be entitled to (i) Employee’s accrued but unpaid base salary through the Date of Termination, (ii) any accrued vested benefits under Employer’s employee welfare benefit plans and tax-qualified retirement plans in accordance with the terms of those plans, as well as, to the extent applicable, the “Special Vesting” (as defined below) benefits described in this Agreement; (iii) any earned but unpaid bonus for a completed performance period, (iv) reimbursement of any reasonable and necessary business expense incurred prior to the Date of Termination in accordance with the policies of the Employer, and (v) any accrued vacation through the Date of Termination if and to the extent payable in accordance with the then-current policies of the Employer applicable to its executives, (collectively, the “Accrued Amounts”). As set forth below, the following obligations are imposed upon Employer upon termination of this Agreement; provided, however, that to be entitled to such severance benefits, Employee will be required to execute, and not revoke, a Confidential Severance Agreement and Release provided by Employer as more fully described in Section IV.I below. All references under this Section IV.F to “base salary” and any benefit calculated based on “base salary” as it may have been increased under Section IV.A. and will be determined without giving effect to any reduction in base salary by the Employer which the Employee objected to by written notice to the Board at the time of such reduction.
1.    Death. If Employee’s employment is terminated due to his death, Employee shall not be entitled to any severance benefits under the terms of this Agreement; provided, however, that if such termination occurs six (6) months or more after the beginning of the annual incentive bonus year, Employee’s estate shall be entitled to an annual incentive bonus for the year in which the termination of employment occurs based on actual performance of the applicable performance goals, prorated to reflect the period of Employee’s employment with Employer during such annual incentive bonus year, paid at the same time that annual incentive bonuses for the year in which Employee’s termination of employment occurred are paid to active employees of Employer (a “Prorated Bonus”).
2.    Disability. If Employee’s employment is terminated due to his Disability, Employee shall be entitled to (a) a Prorated Bonus, provided that such termination occurs six (6) months or more after the beginning of the annual incentive bonus year, and (b) severance benefits equal to one (1) year of Employee’s annual base salary. Subject to Employee’s compliance with the requirements of Section IV.I below, the severance benefits shall be paid to Employee or Employee’s representative, if applicable, in a lump-sum payment within sixty (60) days of the Date of Termination.

3.    Cause. If Employee’s employment is terminated for Cause, Employee shall not be entitled to any benefits under Section IV.F of this Agreement other than the Accrued Amounts.
4.    Without Cause or With Good Reason. If at any time during the Term Employee’s employment is terminated by Employer without Cause or if Employee resigns his employment with Good Reason (in each case, excluding such termination that occurs within the twelve (12) months following a Change in Control), Employee shall be entitled to the following:
a.    If the Date of Termination is prior to April 1, 2019, (i) provided that such termination occurs six (6) months or more after the beginning of the annual incentive bonus year, an annual incentive bonus for the year in which the termination of employment occurs based on actual performance of the applicable performance goals, without proration, paid on March 31st of the year following the year in which the Date of Termination occurs or, if earlier, the date that annual incentive bonuses for such year are paid to Employer’s other active executive leadership team employees, (ii) severance benefits equal to two (2) years of Employee’s annual base salary, and (iii) the Special Vesting benefits as described in Section IV.F.8. Subject to Employee’s compliance with the requirements of Section IV.I below, the severance benefit under clause (ii) of this Section shall be paid to Employee in a lump-sum payment within sixty (60) days of the Date of Termination.
b.    If the Date of Termination is on or after April 1, 2019, Employee’s termination shall be deemed a Retirement, and Employee shall be entitled to the benefits as described in Section IV.F.6.
In the event that Employee is entitled to receive severance benefits under Section IV.G.1, Employee will not be entitled to receive benefits under this Section IV.F other than the Accrued Amounts.
5.    Resignation by Employee Without Good Reason. If Employee resigns his employment without Good Reason (other than due to Retirement), Employee shall not be entitled to any severance benefits under the terms of this Agreement; provided that if such resignation is due to Retirement, Employee shall be entitled to the Special Vesting benefits as described in Section IV.F.8.
6.    Retirement. If Employee’s termination from Employer is due to Retirement, Employee shall be entitled to the benefits provided in Section IV.F.6.a or IV.F.6.b, as applicable.
a.    If Employee declines to enter into the Consulting Agreement (as defined below), Employee shall not be entitled to any benefits under Section IV.F of this Agreement, except that Employee shall be entitled to (i) the Accrued Amounts and (ii) the Special Post-Termination Award Benefits as described in Section IV.F.

7.a. insofar (and only insofar) as such section addresses Employee’s annual incentive bonus compensation.
b.    If Employee enters into the Consulting Agreement, Employee shall be entitled to the Special Post-Termination Award Benefits as described in Section IV.F.7 and the Special Vesting benefits as described in Section IV.F.8.
7.    Special Post-Termination Award Benefits. To the extent provided in Section IV.F.6, Employee shall be entitled to incentive awards subsequent to the date of termination of employment hereunder.
a.    For purposes of this Agreement, “Special Post-Termination Award Benefits” shall consist of the following, as applicable:
(i)    If as of the Date of Termination Employer has not paid Employee’s annual incentive bonus for the year prior to the year in which the Date of Termination occurs, then Employee shall be entitled to payment of an annual incentive bonus, without proration, with respect to the year prior to the year in which the Date of Termination occurs based on actual performance results and paid on March 31st of the year following the year in which the Date of Termination occurs or, if earlier, the date when such bonuses are paid to Employer’s other active executive leadership team employees. For the avoidance of doubt, this clause (i) shall not result in duplication of benefits, such that if as of the Date of Termination Employee has been paid an annual incentive bonus with respect to the year prior to the year in which the Date of Termination occurs, clause (i) shall not entitle Employee to an additional annual incentive bonus with respect to the year prior to the year in which the Date of Termination occurs.
(ii)    If as of the Date of Termination Employer has not granted to Employee a long-term incentive award for the year in which the Date of Termination occurs, then on March 31st of the year in which the Date of Termination occurs or, if earlier, the date in the year in which the Date of Termination occurs that Employer grants long-term incentive awards to its other active executive leadership team employees, Employee shall be entitled to the grant of a long-term incentive award based on Employee’s long-term incentive target for the year prior to the year in which the Date of Termination occurs, without proration, consisting of 40% (or the then percentage applicable to members of Employer’s executive leadership team) of immediately vested restricted stock units, and 60% (or the then percentage applicable to members of Employer’s executive leadership team) of three- (3-) year cliff vesting performance units. For the avoidance of doubt, this clause (ii) shall not result in duplication of benefits, such that if in the year in which the Date of Termination occurs Employee has been granted a long-term incentive award prior to the Date of Termination, clause (ii) shall not entitle Employee to the grant of an additional long-term incentive award in the year in which the Date of Termination occurs.
(iii)    On March 31st of the year following the year in which the Date of Termination occurs or, if earlier, the date in the year following the year in which the Date of Termination occurs that Employer grants long-term incentive awards to its other active executive leadership team employees, Employee shall be entitled to the grant of a long-term incentive award based on the long-term incentive target most recently determined prior to the Date of Termination by Employer for Employee, prorated to reflect the period of Employee’s employment with Employer during the Term in the year in which the Date of Termination occurs, consisting of 40% (or the percentage then applicable to members of Employer’s executive leadership team) of immediately vested restricted stock units, and 60% (or the percentage then applicable to members of Employer’s executive leadership team) of three- (3-) year cliff vesting performance units.
(iv)    On March 31st of the year following the year in which the Date of Termination occurs or, if earlier, the date that annual incentive bonuses for the year in which the Date of Termination occurs are paid to Employer’s other active executive leadership team employees, Employee shall be entitled to payment of an annual incentive bonus for the year in which the Date of Termination occurs based on the target annual incentive bonus level most recently determined prior to the Date of Termination by Employer for Employee, the amount of which shall be determined with respect to actual performance results and prorated to reflect the period of Employee’s employment with Employer during the Term in the year in which the Date of Termination occurs.
b.    For purposes of this Agreement, the “Consulting Agreement” means a consulting agreement between Employee and Employer on customary terms, including without limitation, covenants consistent with those set forth in Article VI hereof restricting competition and solicitation of employees, and pursuant to which Employee shall provide consulting services to the Employer for not less than fifteen (15) hours per month in exchange for an annual consulting fee of $150,000 (at a rate of $834 per hour) for a term that shall expire no sooner than the last day of the month in which the final vesting date of performance units (or similar awards) granted to Employee is scheduled to occur (the “Scheduled Expiration Date”). If Employee’s employment hereunder is terminated (A) (i) by Employer without Cause at any time or (ii) by Employee with Good Reason at any time, in each case, other than a termination described in Section IV.G following a Change in Control, or (B) due to Retirement, Employer shall deliver an execution copy of the Consulting Agreement, substantially in the form attached hereto as Exhibit B, to Employee no later than thirty (30) days after Employer’s delivery of a Notice of Termination to Employee or Employer’s receipt of a Notice of Termination from Employee, as applicable.

8.    Special Vesting Benefits. If (A) Employee’s employment hereunder is (i) terminated by Employer without Cause at any time or (ii) terminated by Employee with Good Reason at any time, in each case, other than a termination described in Section IV.G following a Change in Control, or (B) Employee enters into the Consulting Agreement effective as of Retirement, then, notwithstanding anything to the contrary herein or in any equity-based plan or award agreement, Employee shall be entitled to the following, defined as “Special Vesting,” with respect to any time-vested restricted stock units (or similar awards) and three- (3-) year cliff vesting performance units, whether outstanding as of the Date of Termination or awarded subsequent to the Date of Termination:
a.    The vesting of all such time-vesting restricted stock units or similar awards (specifically excluding three- (3-) year cliff-vesting performance units) shall be automatically accelerated one hundred percent (100%) and any restrictions thereon shall lapse, without regard to the satisfaction of any associated performance conditions, provided, further, in compliance with Section 409A of the Code, all such restricted stock units or similar awards (specifically excluding three- (3-) year cliff vesting performance units) held by Employee shall be settled (or deferred in accordance with any applicable pre-existing deferral elections under a plan of the Employer) on the earlier of termination of employment (but only to the extent then vested, taking into account any acceleration of vesting pursuant to this Section or any other provision of this Agreement), or the Vesting Date (or such other similar term as defined in the applicable unit or award agreement); and
b.    With regard to three- (3-) year cliff vesting performance units, such units shall not be forfeited or terminated if Employee’s employment is terminated as described in this Section IV.F.8 and Employee enters into the Consulting Agreement. Moreover, Employee’s continuous service pursuant to the Consulting Agreement shall count as continued employment or service with the Company or an affiliate (without any prorata vesting due to Employee’s termination of employment) under the three- (3-) year cliff-vesting performance units and such units shall be settled (or deferred in accordance with any applicable pre-existing deferral elections under a plan of the Employer) on the date following the conclusion of the applicable Performance Period (as defined in the applicable unit or award agreement(s)) subject to the Compensation Committee’s formal certification of the achievement level of the Performance Goals (as defined in the applicable unit or award agreement(s)), with the number of shares earned being determined based on the Employee’s aggregated employment and consulting service period and the extent the Performance Goals were achieved by the Company.
G.    Severance Benefits upon Change in Control.
1.    Termination without Cause; Termination With Change in Control Good Reason; Termination After Receipt of Termination Notice. In the event Employee is terminated without Cause by Employer, Employee resigns his employment with Change in Control Good Reason or Employee’s employment ends at the end of the applicable Term after Employee’s receipt of a Termination Notice, in each case, provided that such termination (or receipt of such Termination Notice) occurs within twelve (12) months following a Change in Control, Employee shall be entitled to the Accrued Amounts and the following:
a.    a lump-sum payment, due on the Date of Termination, of a sum equal to three (3) times Employee’s base salary at the rate then in effect;
b.    provided that such termination occurs six (6) months or more after the beginning of the annual incentive bonus year, a lump-sum payment, due on the Date of Termination, equal to the target amount of the annual incentive bonus for the year in which the termination of employment occurs, provided, however, that such amount shall be reduced by any portion of such annual incentive bonus to which Employee is entitled pursuant to the terms of any applicable annual incentive bonus plan of the Employer Group or the transaction document with respect to the Change in Control;
c.    a lump-sum payment, due on the Date of Termination, of a sum equal to three (3) times the higher of (i) the highest annual cash bonus paid (or earned if not yet paid) to Employee for the three (3) fiscal years preceding Employee’s termination under Employer’s annual incentive bonus plan or a direct predecessor thereto or replacement thereof or (ii) Employee’s target annual cash bonus payable, including any bonus or portion thereof which has been earned but deferred, under Employer’s annual incentive bonus plan or a direct predecessor thereto or replacement thereof for the current fiscal year or, if such target bonus has not yet been determined, for the most recently completed fiscal year; and
d.    for a period of three (3) years following the Date of Termination continuation of medical, dental and vision benefit coverage for Employee and Employee’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section IV.D of this Agreement if Employee’s employment had not been terminated or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peers of Employee; provided, however, that if Employee becomes reemployed with another employer and is eligible to receive medical, dental or vision benefits under another employer provided plan, the medical, dental and vision benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; provided that with respect to any group health plan, for the period of time during which Employee would not be entitled (or would not, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company under Section 4980B of the Code if Employee elected such coverage and paid the applicable premiums (generally, after 18 months), Employee shall pay the full cost of the benefits as determined under the then current continuation coverage practices of the Employer on a monthly basis, provided that the Company shall reimburse Employee the amount of such costs on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by Employee; provided that, before such reimbursement, Employee has submitted or the Company possesses the applicable and appropriate evidence of such expense(s).
In the event that Employee is entitled to receive severance benefits under this Section IV.G.1, Employee will not be entitled to receive severance benefits under Section IV.F. All references under this Section IV.G to “base salary” and any benefit calculated based on “base salary” will be determined without giving effect to any reduction in base salary by the Employer which the Employee objected to by written notice to the Board at the time of such reduction.
2.    Limitation on Severance Benefits. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as herein after provided) that any payment or distribution by Employer or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section IV.G.2 to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (hereinafter the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto, then:
a.    if the After-Tax Payment Amount would be greater by reducing the amount of the Payment otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Payment shall be so reduced; but
b.    if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Payment.
As used in this Section IV.G.2, “After-Tax Payment Amount” means (i) the amount of the Payment, less (ii) the amount of federal income taxes payable with respect to the Payment calculated at the maximum marginal income tax rate for each year in which the Payment shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the Payment), less (iii) the amount of the Excise Tax, if any, imposed upon the Payment. For purposes of any reduction made under Section IV.G.2.a, the Payments that shall be reduced shall be those that provide Employee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata. All determinations with respect to this Section IV.G.2 shall be made by an independent nationally recognized certified public accounting firm at Employer’s sole expense.

H.    Compliance with Section 409A of the Code. The payments to be made under this Agreement are intended to be exempt from or compliant with Section 409A of the Code. Specifically, the severance payments and benefits under Section IV.F and Section IV.G hereof are intended to be exempt from Section 409A of the Code by compliance with the short-term deferral exemption as specified in 26 C.F.R. Section 1.409A-1(b)(4) and/or the separation pay exemption as specified in 26 C.F.R. Section 1.409A-1(b)(9) or are intended to comply with Section 409A of the Code including, but not limited to, as applicable, being paid upon disability pursuant to 26 C.F.R. Section 1.409-3(i)(4), pursuant to change in control event pursuant to 26 C.F.R. Section 1.409A-3(i)(5) or pursuant to a fixed schedule or specified date pursuant to 26 C.F.R. Section 1.409A-3(a), the Special Post-Termination Award Benefits under Section IV.F.7 and the Special Vesting benefits under Section IV.F.8 are intended to be exempt from Section 409A of the Code by compliance with the short-term deferral exemption as specified in 26 C.F.R. Section 1.409A-1(b)(4) or are intended to comply with Section 409A of the Code, the continuation coverage provisions under Section IV.G.1.d. are intended to be exempt from Section 409A of the Code by compliance with the medical benefits exemption as specified in 26 C.F.R. Section 1.409A-1(b)(9)(v)(B) or are intended to comply with Section 409A of the Code for periods after such exemption no longer applies, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, Employer makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or the conditions of, Section 409A of the Code.
For all purposes of this Agreement, Employee shall be considered to have terminated employment with Employer when Employee incurs a “separation from service” with the Employer Group within the meaning of Section 409A(a)(2)(A)(i) of the Code.
If the Committee determines that severance payments due under this Agreement on account of termination of Employee’s employment constitute “deferred compensation” subject to Section 409A of the Code, and that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and 26 C.F.R. Section 1.409A-1(i), then such severance payments shall commence on the first to occur of the first payroll date (i) of the seventh month following the month in which Employee’s termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments Employee would have received during the prior six-month period if no such delay had been imposed) or (ii) following the date of Employee’s death. For purposes of this Agreement, whether Employee is a “specified employee” will be determined in accordance with the written procedures adopted by the Committee which are incorporated by reference herein.
Any reimbursements provided during one taxable year of Employee shall not affect the expenses eligible for reimbursement in any other taxable year of Employee (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement under Section IV.G.1.d shall not be subject to liquidation or exchange for another benefit or payment.
Except as would result in non-compliance with the requirements of Section 409A of the Code, in the event of any amounts of deferred compensation that are payable to Employee under this Agreement in a series of installment payments, Employee’s right to receive such payments shall be treated as a right to receive a series of separate payments.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and the regulations to the extent that such reimbursements or in-kind benefits are not excepted from Section 409A of the Code, including where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in the Agreement); (ii) the amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
I.    Confidential Severance Agreement and Release. Notwithstanding any provision herein to the contrary, if Employee has not delivered to Employer an executed Confidential Severance Agreement and Release in a form mutually agreeable to the parties (the “Release”), which shall effectuate a full and complete release of claims against the Employer Group and its affiliates, officers and directors (with reasonably customary carveouts, including for outstanding equity and equity incentive awards, vested employee benefits, and indemnification and insurance rights) and acknowledge the applicability of continuing covenants under this Agreement, on or before the fiftieth (50th) day after the Date of Termination, or if Employee revokes such executed Release prior to the sixtieth (60th) day after the Date of Termination, Employee shall forfeit all of the payments and benefits described in Section IV.F.2 or Section IV.F.4.a, as applicable; provided, however, that Employee shall not forfeit such amounts if Employer has not delivered to Employee the required form of Release on or before the 25th day following the Date of Termination.
J.    Mitigation/Offset. Employee shall be under no obligation to seek other employment or to otherwise mitigate the obligations of Employer under this Agreement, and there shall be no offset against amounts or benefits due to Employer under this Agreement or otherwise on account of any claim Employer may have against Employee or any remuneration or other benefit earned or received by Employee after the Date of Termination from any other source.
V. COMPANY-RELATED INVENTIONS AND DEVELOPMENTS
A.    Records of Inventions. Employee shall keep complete and current written records of Inventions and Developments made during the course of his employment with Employer and promptly disclose all such Inventions and Developments in writing to Employer so that it may adequately determine its rights in such Inventions and Developments. Employee shall supplement any such disclosure to the extent Employer may request. If Employee has any doubt as to whether or not to disclose any Inventions and Developments, Employee shall disclose the same to Employer.
B.    Ownership of Inventions. All Company-Related Inventions and Developments made by Employee during the term of his employment with Employer shall be the sole and exclusive property of the applicable member(s) of the Employer Group. Employee shall assign, and does hereby assign, his entire right, title and interest in such Company-Related Inventions and

Developments to the applicable member(s) of the Employer Group. Employer’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to Company-Related Inventions and Developments. If Employee asserts any property right in any Inventions and Developments made by Employee during the term of his employment with Employer, Employee shall promptly notify Employer of the same in writing.
C.    Cooperation with Employer. Employee shall assist and fully cooperate with Employer in obtaining and maintaining the fullest measure of legal protection which the Employer Group elects to obtain and maintain for Inventions and Developments in which the Employer Group has a property right. Employee shall execute any lawful document requested by Employer relating to obtaining and maintaining legal protection for any said Inventions and Developments including, but not limited to, executing applications, assignments, oaths, declarations and affidavits. Employee shall make himself available for interviews, depositions and testimony relating to any said Inventions and Developments. These obligations shall survive the termination of Employee’s employment with Employer, provided that Employer shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at Employer’s requests on such assistance. In the event Employer is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes including, but not limited to, renewals, extensions, continuations, divisions or continuations in part, in a timely manner, Employee irrevocably designates and appoints Employer and its duly authorized officers and agents as his agents and attorneys-in-fact to act for Employee and on his behalf, but only for purposes of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.
D.    Pre-employment Inventions. Employee shall completely identify on Exhibit A attached hereto, without disclosing any trade secret or other proprietary and confidential information, all Inventions and Developments made by Employee prior to his employment with Employer or prior to execution of this Agreement in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee executes this Agreement.
E.    Disclosure of Inventions after Termination. Employee shall promptly and completely disclose in writing to Employer’s law department all Company-Related Inventions and Developments made by Employee during the one (1) year immediately following Employee’s termination of employment, whether voluntarily or involuntarily, for the purposes of determining Employer’s rights in each such invention. It will be presumed that Company-Related Inventions and Developments conceived by Employee which are reduced to practice within one (1) year after termination of Employee’s employment, whether voluntary or involuntary, were conceived during the term of Employee’s employment with Employer unless Employee is able to establish a later conception date by clear and convincing evidence.

VI. OBLIGATIONS RELATING TO PROPRIETARY
AND CONFIDENTIAL INFORMATION
A.    Obligations of Employer.
1.    Proprietary and Confidential Information. Employer shall provide Employee, during his employment, with valuable Proprietary and Confidential Information for the purpose of assisting Employee in the performance of his job requirements and responsibilities with Employer. In addition, Employer shall provide to Employee, during his employment, with the equipment, materials and facilities necessary to assist Employee in the performance of his job requirements and responsibilities with Employer. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts the Employee from reporting possible violations of law to any governmental authority or making other disclosures that are protected under whistleblower provisions of applicable law.
2.    Training. Employer shall provide Employee with any and all specialized training necessary to assist Employee in the performance of his job requirements and responsibilities with Employer including, but not limited to, training relating to the Employer Group’s cost structures, methods of operation, the Employer Group’s products and marketing techniques, the Employer Group’s business strategies, plans and models.
B.    Obligations of Employee.
1.    Nondisclosure of Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall not use or disclose Proprietary or Confidential Information without the written consent of Employer, except as may be necessary in the ordinary course of performing his duties to Employer.
2.    Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are the Employer Group’s exclusive property. Employee shall be provided with or given access to such Proprietary and Confidential Information solely for performing his duties of employment with Employer. Employee shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Employee’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary. In addition, Employee shall return all property of the Employer Group, including, but not limited to, computers, peripheral electronic equipment, personal digital assistants, cellular telephones, credit cards, keys, door cards, equipment, books, manuals and journals before leaving the employment of Employer for any reason, whether voluntary or involuntary.

3.    Confidential Information from Previous Employment. Employee shall not disclose or use during his employment with Employer any proprietary and confidential information which Employee has acquired as a result of any previous employment or under a contractual obligation of confidentiality before his employment with Employer and, furthermore, Employee shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information.
4.    Conflict of Interest. Employee shall not engage in outside employment or other activities in the course of which Employee would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Employer Group’s own interest.
5.    Agreement Not to Compete/Solicit.
a.    Non-Compete. Employee agrees that during the Covenant Period (as defined below), he shall not, without Employer’s written consent, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:
(i)    engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any Competitive Business, within any country in which the Employer Group conducts business, including any territory serviced by the Employer Group, or in which the Employer Group is actively pursuing business opportunities or has definitive plans to conduct business at any time during the Covenant Period (the “Territory”), provided, however, that nothing herein shall prohibit an investment action made by a third party without direction from Employee resulting in Employee’s passive beneficial ownership of not more than 5% of any class of equity securities of a private company in which private company’s activities Employee is not involved, directly or indirectly; provided, further, that the foregoing shall not prohibit Employee from being employed by or providing services to an entity that has a division or business that competes with the Employer Group so long as Employee is not employed by or providing services to such competing division or business;
(ii)    call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Employer Group, or a prospective customer that has been actively solicited by the Employer Group, within the Territory for the purpose of soliciting or selling products or services in competition with the Employer Group; or
(iii)    call upon any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competitor, which candidate was, to Employee’s actual knowledge after due inquiry, either called upon by the

Employer Group or for which the Employer Group made an acquisition analysis for the purpose of acquiring such entity.
b.    Non-Solicitation. Employee agrees that during the Covenant Period, he shall not, without Employer’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer Group to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any. A general solicitation for employment that is not targeted to employees of the Employer Group shall not be a violation of this Section VI.B.5.b.
c.    Publicly Traded Securities. The provisions of Section VI.B.5 of this Agreement shall not prevent Employee from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Employee’s ownership does not exceed two percent (2%) of the outstanding securities of such company.
d.    Agreement to Inform Subsequent Employers. For a period of two (2) years after the termination of Employee’s employment with Employer, whether voluntary or involuntary, Employee agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.
e.    Reasonableness of Restrictions. Employee acknowledges that the restrictions set forth in Section VI.B.5 of this Agreement are intended to protect the Employer Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Employer Group, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
f.    Ability to Obtain Other Employment. Employee acknowledges that (1) in the event of the termination of his employment with Employer (whether voluntary or involuntary), Employee’s knowledge, experience and capabilities are such that Employee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his employment with Employer or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Employee from earning a reasonable livelihood.

g.    Injunctive Relief. Employee acknowledges that compliance with Section VI.B of this Agreement is necessary to protect the good will and other legitimate business interests of the Employer Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Employer Group that is not adequately compensable in monetary damages or at law. Accordingly, Employee agrees that Employer, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Employer Group at law or in equity or under this Agreement. Because Employee further acknowledges that it would be difficult to measure any damages caused to the Employer Group that might result from any breach by Employee of any promises set forth in this Agreement, Employee agrees that Employer shall be entitled to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer Group, as well as to be relieved of any obligation to provide further payment or benefits to Employee or Employee’s dependents.
h.    Other Remedies. If Employee is determined in a final, non-appealable judgment by a court of competent jurisdiction or arbitrator, as the case may be under this Agreement, to have materially violated and/or materially breached this Agreement, Employer shall be entitled to recover only (i) its economic losses caused by Employee, and (ii) no more than the compensation paid to or realized by Employee under Article IV of this Agreement at any time during the Term and in connection with a termination of employment, including, but not limited to, base salary, annual bonuses, the value of long term incentive compensation and any cash severance payments. This limitation on any recovery against Employee shall include the amount of any costs awarded in Section VI.B.5(i) below. In such a proceeding, neither Employer nor Employee shall have the right to recover any exemplary or punitive damages.
i.    Costs. In the event of a lawsuit filed by Employer to enforce the provisions contained in Article V or Article VI of this Agreement, a court of competent jurisdiction may, in a final, non-appealable judgment, award the prevailing party the recovery of its or his reasonable costs incurred in conducting the proceeding including, but not limited to, reasonable attorneys’ fees and expenses. In the event of an arbitration to enforce any provisions contained in this Agreement, the provisions of Article VIII shall apply.
j.    Covenant Period. For purposes of this Section VI.B.5, the Covenant Period shall mean the period from and during the Term of this Agreement and ending on the date that is the later of (i) two (2) years after Employee’s employment with Employer terminates, whether voluntary or involuntary, or (ii) the termination of the Consulting Agreement; provided, however, that if Employer terminates Employee without Cause, Employee terminates with Good Reason or Employer delivers to Employee a Termination Notice, as provided in Section III.B, then the Covenant

Period shall end on the date that is the later of (iii) one (1) year after the Date of Termination or the date of receipt of such Termination Notice or (iv) the termination of the Consulting Agreement.
6.    Nondisparagement. Employee acknowledges and agrees that both during and after his employment with Employer, whether such termination is voluntary or involuntary, Employee shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Employer Group or any of their respective officers, directors, employees or representatives, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Employee receives such a valid subpoena or legal mandate, he shall provide Employer with written notice of the same at least five (5) business days prior to the date on which Employee is required to make the disclosure. Employer agrees that during and after Employee’s employment with Employer, Employer will not, and will direct members of the Board and Employer’s executive officers not to, disparage, denigrate or comment negatively upon, either orally or in writing, Employee in any respect or make any comments concerning any aspect of Employee’s relationship with the Employer Group (other than to confirm dates of service) or any conduct or events which precipitated any termination of Employee’s employment with Employer, unless compelled to act by a valid subpoena or other legal mandate.
7.    Exclusivity of Covenants. For purposes of clarity and without limiting Section IX.G of this Agreement, Employee and Employer agree that the restrictive covenants in Article V and Article VI of this Agreement supersede and replace in their entirety any and all prior restrictive covenants applicable to Employee.
VII. WAIVER OF RIGHT TO JURY TRIAL
EMPLOYER AND EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:
A.    Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy;
B.    Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws; and

C.    Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.
VIII. ARBITRATION; CLAIMS
Except with respect to enforcement of Employer’s rights under Article V and Article VI of this Agreement, Employee and Employer agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating to or concerning the interpretation, performance or subject matter of this Agreement in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) using a mutually acceptable single arbitrator. In the event that the parties cannot agree on an arbitrator, the parties shall submit the selection of the arbitrator to the AAA. The arbitration will take place in Houston, Texas. Employee and Employer agree that the decision of the arbitrator will be final and binding on both parties. Arbitration shall be commenced by either party filing a demand for arbitration with the AAA within 60 days after such dispute has arisen. The prevailing party in a final and binding arbitration decision shall be entitled to recover from the other party the arbitrator’s award and the reasonable costs and expenses incurred by such prevailing party in connection therewith (including attorneys’ fees); provided, however, that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrator shall in all circumstances be paid by Employer. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator.
Employer and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.
Subject first to the requirement to seek arbitration, Employer and Employee irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Employee’s employment with Employer or termination therefrom, shall be brought in either the Federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas (hereinafter referred to as the “Texas Courts”). In that regard, Employer and Employee waive, to the fullest extent allowed, any objection that Employer or Employee may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, Employer and Employee irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding. Employer and Employee acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction Employer or Employee is or may be subject to, by suit upon such judgment.
In the event Employee obtains a final judgment in his favor by a court of competent jurisdiction with respect to any dispute regarding Employer’s failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, Employer shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expense and other costs incurred by Employee to enforce Employee’s rights hereunder.
IX. MISCELLANEOUS
A.    Publicity Release. By executing this Agreement, Employee forever gives the Employer Group, its successors, assigns, licensees and any other designees, the absolute right and permission, throughout the world: (1) to copyright (and to renew and extend any copyright), use, reuse, publish and republish photographic portraits and pictures, motion or still, of Employee, or in which Employee may be included, in whole or in part, or composite or distorted character in any form, whether heretofore taken or to be taken in the future, in conjunction with Employee’s own or a fictitious name or title (which Employee now has or may have in the future), or reproductions thereof, in color or otherwise, made through any media at any place, for art, advertising, trade or any other purpose whatsoever; and (2) to record, reproduce, amplify, simulate, “double” and/or “dub” Employee’s voice and transmit the same by any mechanical or electronic means, for any purpose whatsoever. Employee further consents to the use of any printed matter giving Employee, or not giving Employee, a credit, in the sole discretion of any of the aforementioned parties to whom this authorization and release is given, in conjunction therewith. Employee waives any right he may have to inspect and/or approve the finished product or the advertising copy or printed matter that may be used in connection therewith, or the use to which it may be applied.
B.    Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local, F.I.C.A., foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.
C.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:
To Employer:    Quanta Services, Inc.
2800 Post Oak Boulevard, Suite 2600
Houston, Texas 77056
Attention: General Counsel

To Employee:    Paul C. Gregory
2800 Post Oak Boulevard, Suite 2600
Houston, Texas 77056
Notice shall be deemed given and effective: (1) upon receipt, if delivered personally; (2) three (3) days after it has been deposited in the U.S. mail, addressed as required above, and sent via registered or certified mail, return receipt requested, postage prepaid; or (3) the next business day after it has been sent via a recognized overnight courier. Employer and/or Employee may change the address for notice purposes by notifying the other of such change in accordance with this Section IX.C.
D.    Severability. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, if any provision this Agreement is held to be invalid, inoperative or unenforceable for any reason, the other provisions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the provision or provisions held invalid or inoperative.
E.    Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, whether voluntarily or involuntarily, will not be affected or diminished in any way by the termination of this Agreement.
F.    Headings. The headings contained in this Agreement are for purposes of reference and convenience only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.
G.    Entire Agreement. This Agreement supersedes any other agreements, written or oral, between the Employer Group and Employee regarding the subject matter hereof, and Employee has no oral representations, understandings or agreements with the Employer Group or any of their respective officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all the terms of this Agreement. This Agreement cannot be modified, varied, contradicted or supplement by evidence of any prior or contemporaneous oral or written agreements. Nothing in this Agreement supersedes any rights of Employee under any outstanding equity incentive award, under any indemnification agreement or provision, or under any insurance policy for directors’ or officers’ insurance or liability insurance.
H.    Amendment/Waiver. Neither this Agreement nor any term hereof may be modified or amended except by written instrument signed by a duly authorized officer of Employer and by Employee. No term of this Agreement may be waived other than by written instrument signed by the party waiving the benefit of such term. Any such waiver shall constitute a waiver only with respect to the specific matter described in such written instrument and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by Employer or Employee of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Employer or Employee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
I.    Assignment. This Agreement is personal to the parties and neither party may assign any rights or obligations under the same without the prior written consent of the other; provided, however, that in the event of a sale of the Employer Group’s business to a third party (whether by sale of all or a majority of the Employer Group’s issued and outstanding equity securities, by a merger or reorganization, or by a sale of all or substantially of the Employer Group’s assets), then this Agreement may be assigned by Employer to such third party purchaser without the prior written consent of Employee, provided that such third party purchaser agrees to assume and abide by all of Employer’s obligations set forth in this Agreement and provides written notice thereof to

Employee. In the event of any such assignment, all references to “Quanta” hereunder shall mean the assignee, and to the extent any entity becomes the successor to Quanta, all obligations hereunder shall be the obligations of the successor and “Quanta” mean the successor entity.
J.    Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, but to be effective as of the Effective Date.

QUANTA SERVICES, INC.:

By:    /s/ Earl C. (Duke) Austin, Jr.
Earl C. (Duke) Austin, Jr.
President, CEO and COO

EMPLOYEE:

/s/ Paul C. Gregory
PAUL C. GREGORY

EXHIBIT A

Pre-Employment Inventions

None

EXHIBIT B

Form of Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), is entered into on this ____ day of _____________, _____, effective as of the ____ day of ________, _____ (the “Effective Date”), by and between Paul C. Gregory, a U.S. citizen and resident of the State of Texas (“Consultant”), and Quanta Services, Inc., a Delaware corporation, including its associated companies, affiliates, subsidiaries, officers, directors, managers, employees, shareholders, agents, attorneys, representatives and assigns (collectively referred to herein as the “Company”).

WHEREAS, the Company provides specialty contracting services delivering infrastructure solutions for the electric power, natural gas and pipeline, and renewable energy industries, including the design, installation, repair and maintenance of network infrastructure and related consulting engineering and construction services;

WHEREAS, Consultant was previously employed as the Company’s Chief Strategy Officer and President – Oil and Gas Division pursuant to that certain Employment Agreement effective as of January 1, 2017 (the “Employment Agreement”), which contemplates entering into a consulting agreement in certain situations;

WHEREAS, Consultant has certain skills, expertise and knowledge of business matters useful to the Company;

WHEREAS, the Company has requested that Consultant provide the Company with assistance and support with respect to various strategic, operational and customer growth activities in the infrastructure services industry; and

WHEREAS, Consultant and the Company have agreed to a business arrangement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Consultant and the Company agree as follows:

1.    Scope of Consulting Agreement and Services.

1.1.    Engagement. The Company hereby engages Consultant as an independent contractor solely to perform for the Company the services as described in Section 1.2, and Consultant hereby accepts such engagement. With respect to such engagement, Consultant shall report Consultant’s activities on a regular basis to the Chief Executive Officer of the Company or his or her designee.

1.2.    Nature and Performance of Services. During the Term (as defined in Section 9.1) and at such times as the Company may reasonably request, Consultant agrees to consult with, advise and assist the Company on such matters as the Company may request with respect to various strategic, operational and customer growth activities in the infrastructure services industry. In such capacity, Consultant will perform such services and other duties hereunder in a professional, workmanlike and expeditious manner and comply with the rules, regulations and instructions of the Company. Consultant agrees to provide consulting services for not less than fifteen (15) hours per month. In consideration for such services, the Company will compensate Consultant as set forth in Section 2.

All services of Consultant provided to Company under this Agreement shall be performed solely by Consultant, unless otherwise agreed to in writing by the Company.

1.3.    Ability to Provide Services. Consultant represents and warrants that the role as a Consultant for the Company as contemplated herein does not violate any applicable law, and that Consultant will obtain and maintain any and all permissions, approvals, qualifications, licenses, registrations and authorizations required by any applicable law to serve in this capacity. Consultant agrees to make all notices to and filings with any governmental authority required for the due execution and performance of this Agreement. Consultant represents that this engagement by the Company and the services performed under this Agreement will not violate any obligations that Consultant may have to any other party. Consultant acknowledges and agrees that the Company shall be entitled in its discretion to disclose fully to any appropriate governmental authorities the role of Consultant and its relationship to the Company.

2.    Compensation.

2.1.    Fees. During the Term of this Agreement, the Company will pay the Consultant for services performed pursuant to Section 1 above at an annual rate of $150,000, which is $834 per hour (the “Fee”). The Fee represents the total compensation to be paid to Consultant for such services, and Consultant will not be entitled to, and the Company shall have no obligation to provide to Consultant, any other form of remuneration or benefit of any kind whatsoever, except as may be explicitly provided herein.

2.2.    Vesting of Equity. As contemplated pursuant to Section IV.F.8 of the Employment Agreement, the period of Consultant’s service to the Company during the Term of this Agreement shall be considered continued employment or service with the Company for purposes of vesting with respect to any three- (3-) year cliff vesting performance units (or similar awards) held by or granted to Consultant at any time under an equity-based plan of the Company.

2.3.    Expenses. Consultant will be reimbursed by the Company for such reasonable out-of-pocket costs and other expenses, including reasonable direct travel expenses, actually incurred in the performance of Consultant’s services hereunder. Consultant agrees to supply the Company with receipts and other supporting documentation for any costs or expenses to be reimbursed.

2.4.    Payment. Consultant shall deliver to the Company no later than the 10th day of each month an invoice for the costs and expenses incurred during the preceding month that are reimbursable under Section 2 and outlining the services performed and reimbursable costs and expenses incurred. Payment for each invoice shall be made by the Company within 30 days of its receipt. Such payment of reimbursable costs and expenses to Consultant will represent the full and final payment for such services rendered by Consultant to the Company.

2.5.    Taxes. Consultant shall be responsible for any and all taxes, levies or other liabilities (including services taxes) that may result from the Company’s reimbursement of costs and expenses hereunder, and all payments to Consultant may be made via direct deposit to Consultant’s bank account (pursuant to electronic fund transfer instructions provided by Consultant), except as otherwise mutually agreed by the parties hereto. Consultant further acknowledges that Consultant is responsible for filing, withholding, reporting and paying all applicable taxes associated with amounts paid by the Company to Consultant hereunder, including, without limitation, any social security and unemployment taxes.

3.    Independent Contractor. As of the Effective Date, Consultant acknowledges that Consultant is an independent contractor to the Company and is not an agent, employee, partner or joint venturer of the Company. During the Term of this Agreement, Consultant shall always act as an independent contractor, and nothing herein shall be construed to create any agency, partnership, joint venture or other cooperative relationship between the Company and Consultant or a relationship of employer and employee between the Company and Consultant. As an independent contractor, Consultant acknowledges that, except as provided in this Agreement, during the Term of this Agreement Consultant shall not be entitled to any of the benefits the Company affords its employees and that Consultant is not eligible to participate in any of the Company’s employee benefit plans, including, without limitation, pension plans, vacation pay, sick leave, health or disability benefits, unemployment insurance benefits, retirement benefits, restricted stock grants or other employee benefits of any kind. In addition, as of the Effective Date Consultant shall not be treated as an employee of the Company for purposes of any applicable laws, including, without limitation, those pertaining to workers’ compensation, unemployment compensation and income tax withholding.

4.    Consultant’s Authority. It is expressly agreed and understood that in no event or circumstance shall this Agreement be construed to create or constitute a mandate, power of attorney or agency. The authority and powers of Consultant hereunder are strictly limited to those necessary for the performance of the services hereunder. Consultant shall not have the right, power or authority to bind or commit the Company in any way, manner or thing whatsoever, or represent that it has any right to do so. In particular and notwithstanding anything to the contrary herein, without the approval of the Company, Consultant shall not: (a) make any representations or undertakings on behalf of the Company or its affiliates, (b) represent Consultant as having authority to bind the Company or its affiliates or to make decisions or conduct business on behalf of the Company or its affiliates, (c) enter into or create any binding liability or obligation on the Company or its affiliates, or (d) act as agent or other legal representative of the Company, or (e) represent that Consultant is or otherwise hold itself out as a joint venturer, member, manager, partner, shareholder, director, officer, employee, or commercial agent of the Company or its affiliates. Consultant shall be liable for, and indemnify and hold harmless the Company and its affiliates from, any and all claims and liabilities resulting from Consultant’s failure to strictly comply with the provisions of this Section 4.

5.    Trade Names. Consultant understands and agrees that the names Quanta, Quanta Services and Quanta Services, Inc. are exclusively associated with and are the property of the Company and its affiliates, and Consultant shall not, whether before or after the date of termination, have any right to use such name or any derivatives or variations thereof for any purposes whatsoever.

6.    Company-Related Inventions and Developments

6.1.    Definitions. As used in this Agreement, the following terms shall have the assigned meanings:

a.	“Company Group” shall mean Quanta Services, Inc. and its predecessors, designees, successors, and past, present and future operating companies, divisions, subsidiaries and/or affiliates.

b.
“Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Company Group possesses or to which the Company Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Company Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Company Group, the Company Group’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, the Company Group’s computer programs, system documentation, special hardware, related software development, and the Company Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions. Proprietary and Confidential Information also includes information developed by Consultant during his course of employment with or service to the Company or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which he may be given access to in connection with his employment with or service to the Company.

c.
“Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.

d.
“Company-Related Inventions and Developments” means all Inventions and Developments that: (a) relate at the time of conception or development to the actual business of the Company Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for the Company, whether or not during normal business hours; (c) are developed on the Company’s time; or (d) are developed through the use of the Company Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.

e.
“Competitive Business” means engineering, procurement and construction services for comprehensive infrastructure needs in the electric power and oil and gas industries, including specialty contracting for customers, as applicable, in the electric power, natural gas, oil, pipeline, renewable energies and telecommunications industries, as well as for transportation, commercial and industrial customers, or with respect to any period following the Date of Termination, customers in those industries serviced by the Company Group as of the Date of Termination, and any such other business that is actively engaged in by the Company Group as of the Date of Termination.

f.
“Make” or “made,” when used in relation to Inventions and Developments, includes any one or any combination of: (a) conception; (b) reduction to practice; or (c) development; and is without regard to whether Consultant is a sole or joint inventor.

6.2.    Records of Inventions. Consultant shall keep complete and current written records of Inventions and Developments made during the course of his provision of services to the Company and promptly disclose all such Inventions and Developments in writing to the Company so that it may adequately determine its rights in such Inventions and Developments. Consultant shall supplement any such disclosure to the extent the Company may request. If Consultant has any doubt as to whether or not to disclose any Inventions and Developments, Consultant shall disclose the same to the Company.
6.3.    Ownership of Inventions. All Company-Related Inventions and Developments made by Consultant during the Term shall be the sole and exclusive property of the applicable member(s) of the Company Group. Consultant shall assign, and does hereby assign, his entire right, title and interest in such Company-Related Inventions and Developments to the applicable member(s) of the Company Group. The Company’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to Company-Related Inventions and Developments. If Consultant asserts any property right in any Inventions and Developments made by Consultant during the Term, Consultant shall promptly notify the Company of the same in writing.
6.4.    Cooperation with the Company. Consultant shall assist and fully cooperate with the Company in obtaining and maintaining the fullest measure of legal protection which the Company Group elects to obtain and maintain for Inventions and Developments in which the Company Group has a property right. Consultant shall execute any lawful document requested by the Company relating to obtaining and maintaining legal protection for any said Inventions and Developments including, but not limited to, executing applications, assignments, oaths, declarations and affidavits. Consultant shall make himself available for interviews, depositions and testimony relating to any said Inventions and Developments. These obligations shall survive the termination of this Agreement, provided that the Company shall compensate Consultant at a reasonable rate after such termination for time actually spent by Consultant at the Company’s requests on such assistance. In the event the Company is unable for any reason whatsoever to secure Consultant’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes including, but not limited to, renewals, extensions, continuations, divisions or continuations in part, in a timely manner, Consultant irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act for Consultant and on his behalf, but only for purposes of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Consultant.
6.5.    Pre-engagement Inventions. Consultant shall completely identify on Exhibit A attached hereto, without disclosing any trade secret or other proprietary and confidential information, all Inventions and Developments made by Consultant prior to execution of this Agreement in which Consultant has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Consultant executes this Agreement.
6.6.    Disclosure of Inventions after Termination. Consultant shall promptly and completely disclose in writing to the Company’s law department all Company-Related Inventions and Developments made by Consultant during the one (1) year immediately following the termination of Consultant’s service relationship with the Company for the purposes of determining the Company’s rights in each such invention. It will be presumed that Company-Related Inventions and Developments conceived by Consultant which are reduced to practice within one (1) year after termination of Consultant’s service relationship with the Company were conceived during the Term unless Consultant is able to establish a later conception date by clear and convincing evidence.

7.    Obligations Relating to Proprietary and Confidential Information
7.1.    Obligations of the Company. The Company shall provide Consultant, during the Term, with valuable Proprietary and Confidential Information for the purpose of assisting Consultant in the performance of his services to the Company. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts the Consultant from reporting possible violations of law to any governmental authority or making other disclosures that are protected under whistleblower provisions of applicable law.
7.2.    Obligations of Consultant.

a.
Nondisclosure of Proprietary and Confidential Information. Both during and after the Term, Consultant shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the Term, Consultant shall not use or disclose Proprietary or Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing his services for the Company.

b.
Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are the Company Group’s exclusive property. Consultant shall be provided with or given access to such Proprietary and Confidential Information solely for performing his services for the Company. Consultant shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Consultant’s possession, custody or control to the Company before ceasing to perform services for the Company. In addition, Consultant shall return all property of the Company Group, including, but not limited to, computers, peripheral electronic equipment, personal digital assistants, cellular telephones, credit cards, keys, door cards, equipment, books, manuals and journals before ceasing to perform services for the Company.

c.
Confidential Information from Previous Employment or Engagement. Consultant shall not disclose or use during the Term any proprietary and confidential information which Consultant has acquired as a result of any previous engagement, employment or under a contractual obligation of confidentiality before his employment with, or performance of services for, the Company and, furthermore, Consultant shall not bring to the premises of the Company any copies or other tangible embodiments of any such proprietary and confidential information.

d.
Conflict of Interest. Consultant shall not engage in outside employment or other activities in the course of which Consultant would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Company Group’s own interest.

e.	Agreement Not to Compete/Solicit.
(i)    Non-Compete. Consultant agrees that during the Covenant Period (as defined below), he shall not, without the Company’s written consent, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:

(A)
engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any Competitive Business, within any country in which the Company Group conducts business, including any territory serviced by the Company Group, or in which the Company Group is actively pursuing business opportunities or has definitive plans to conduct business at any time during the Covenant Period (the “Territory”), provided, however, that nothing herein shall prohibit an investment action made by a third party without direction from Consultant resulting in Consultant’s passive beneficial ownership of not more than 5% of any class of equity securities of a private company in which private company’s activities Consultant is not involved, directly or indirectly; provided, further, that the foregoing shall not prohibit Consultant from being employed by or providing services to an entity that has a division or business that competes with the Company Group so long as Consultant is not employed by or providing services to such competing division or business;

(B)
call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company Group, or a prospective customer that has been actively solicited by the Company Group, within the Territory for the purpose of soliciting or selling products or services in competition with the Company Group; or

(C)
call upon any prospective acquisition candidate, on Consultant’s own behalf or on behalf of any competitor, which candidate was, to Consultant’s actual knowledge after due inquiry, either called upon by the Company Group or for which the Company Group made an acquisition analysis for the purpose of acquiring such entity.

(ii)    Non-Solicitation. Consultant agrees that during the Covenant Period, he shall not, without the Company’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Company Group to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Consultant’s new employer, if any. A general solicitation for employment that is not targeted to employees of the Company Group shall not be a violation of this Section 7.2(e)(ii).
(iii)    Publicly Traded Securities. The provisions of Section 7.2(e) of this Agreement shall not prevent Consultant from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Consultant’s ownership does not exceed two percent (2%) of the outstanding securities of such company.

(iv)    Agreement to Inform Subsequent the Employers. For a period of two (2) years after the Effective Date, Consultant agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.
(v)    Reasonableness of Restrictions. Consultant acknowledges that the restrictions set forth in Section 7.2(e) of this Agreement are intended to protect the Company Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Consultant acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Company Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Company Group, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
(vi)    Ability to Obtain Employment. Consultant acknowledges that (1) Consultant’s knowledge, experience and capabilities are such that Consultant can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his employment and service relationship with the Company or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Consultant from earning a reasonable livelihood.
(vii)    Injunctive Relief. Consultant acknowledges that compliance with Section 7.2 of this Agreement is necessary to protect the good will and other legitimate business interests of the Company Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Company Group that is not adequately compensable in monetary damages or at law. Accordingly, Consultant agrees that the Company, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Company Group at law or in equity or under this Agreement. Because Consultant further acknowledges that it would be difficult to measure any damages caused to the Company Group that might result from any breach by Consultant of any promises set forth in this Agreement, Consultant agrees that the Company shall be entitled to seek an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company Group, as well as to be relieved of any obligation to provide further payment or benefits to Consultant or Consultant’s dependents.
(viii)    Other Remedies. If Consultant is determined in a final, non-appealable judgment by a court of competent jurisdiction or arbitrator, as the case may be under this Agreement, to have materially violated and/or materially breached this Agreement, the Company shall be entitled to recover only (a) its economic losses caused by Consultant, and (b) no more than the compensation paid to or realized by Consultant under this Agreement and the Employment Agreement, in each case, at any time during the Term of this Agreement or the “Term” of the Employment Agreement and in connection with a termination of employment, including, but not limited to, base salary, annual bonuses, the value of long term incentive compensation and any cash severance payments. This limitation on any recovery against Consultant shall include the amount of any costs awarded in Section 7.2(e)(ix) below. In such a proceeding, neither the Company nor Consultant shall have the right to recover any exemplary or punitive damages.
(ix)    Costs. In the event of a lawsuit filed by the Company to enforce the provisions contained in Section 6 or Section 7 of this Agreement, a court of competent jurisdiction may, in a final, non-appealable judgment, award the prevailing party the recovery of its or his reasonable costs incurred in conducting the proceeding including, but not limited to, reasonable attorneys’ fees and expenses. In the event of an arbitration to enforce any provisions contained in this Agreement, the provisions of Section 12 shall apply.
(x)    Covenant Period. For purposes of this Section 7.2(e), the Covenant Period shall mean the period from the Effective Date and ending on the date that is the later of (i) the period stated in the Employment Agreement or (ii) the termination of the Consulting Agreement.

f.
Nondisparagement. Consultant acknowledges and agrees that both during and after his employment and service relationship with the Company, Consultant shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Company Group or any of their respective officers, directors, employees or representatives, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Consultant receives such a valid subpoena or legal mandate, he shall provide the Company with written notice of the same at least five (5) business days prior to the date on which Consultant is required to make the disclosure. The Company agrees that during and after Consultant’s employment and service relationship with the Company, the Company will not, and will direct members of the Board and the Company’s executive officers not to, disparage, denigrate or comment negatively upon, either orally or in writing, Consultant in any respect or make any comments concerning any aspect of Consultant’s relationship with the Company Group (other than to confirm dates of service) or any conduct or events which precipitated any termination of Consultant’s employment or service relationship with the Company, unless compelled to act by a valid subpoena or other legal mandate.

g.
Exclusivity of Covenants. For purposes of clarity and without limiting Section 15 of this Agreement, Consultant and the Company agree that the restrictive covenants in Section 6 and Section 7 of this Agreement supersede and replace in their entirety any and all prior restrictive covenants applicable to Consultant.

8.    Compliance with Laws, Codes and Policies.

8.1.    Compliance with Laws and Business Ethics. Consultant agrees to also comply with the provisions of all applicable laws, regulations or ordinances. Consultant also hereby affirms that he has read, understands and shall comply with, as applicable, the Company’s Code of Ethics and Business Conduct. The Company prohibits its consultants from using their official position for personal financial gain, or from accepting any personal advantage from anyone under circumstances that might reasonably be interpreted as an attempt to influence the recipients in the conduct of their official duties. Consultant shall not, under circumstances which might reasonably be interpreted as an attempt to influence the recipients in the conduct of their duties, extend any gratuity or special favor to employees of the Company or any of its affiliates.

8.2.    Government Relationships. Consultant affirms that (a) he is not a government official, government employee or current candidate nominated to be a government official in any country and (b) Consultant has disclosed to the Company that no government official or employee, or political organization or candidate has any ownership interest, direct or indirect, in the contractual relationship established by this Agreement.

8.3.    Bribery Prohibitions. Consultant affirms Consultant’s familiarity with the United States Foreign Corrupt Practices Act (the “FCPA”), the OECD Convention, and other applicable anti-bribery laws that make such payments unlawful, and further agrees that all applicable laws shall apply to the services hereunder. Consultant represents and warrants that no payments have been made, and covenants and agrees that no payments will be made, directly or indirectly to a government official or employee, or political organization or candidate, or to any official or employee of a client or potential client of the Company in connection with the services provided or to be provided under this Agreement. Consultant understands and agrees that no part of the remuneration paid or to be paid to Consultant or any agent, partner, employee or representative of Consultant will be directly or indirectly paid to, or a reimbursement for any payment to, a government official or employee, or political organization or candidate, or to any official or employee of a client or potential client of the Company, nor will Consultant participate in the establishment of any secret or unrecorded fund, or in making any false or fictitious entries in the books or records of any company or any other action or activity that would cause the Company or any affiliate or subsidiary of the Company to be in violation of any laws, including, but not limited to, the FCPA or any international or national anti-bribery laws.

8.4.    Notice, Suspension and Termination. Notwithstanding any other term or condition contained in this Agreement, it is further understood and agreed that should the Company have any reason to believe that any money is being or has been paid in a manner described in Section 8.3 above, the Company (a) shall notify Consultant of such belief and provide Consultant with a description of the basis for such belief, and (b) shall have the right, without liability to the Company or any of its affiliates, to immediately suspend the payment of any remuneration to Consultant to the extent the Company determines in good faith that such suspension may be necessary to limit or avoid any claim for violation of the FCPA, the OECD Convention, or any other applicable law. Consultant shall have seven (7) days following the delivery of such notice to provide proof satisfactory to the Company that money is not being and has not been paid in a manner described in Section 8.3 above. If Consultant has not been able to provide such proof to the Company within such time period, the Company shall have the right to terminate this Agreement without any liability to Consultant.

8.5.    Audit Rights and Records. Consultant shall keep accurate records and books of account showing all charges, disbursements and expenses made or incurred by Consultant in the performance of the services hereunder. During the Term of the Agreement and for a period of seven (7) years thereafter, upon written notice by the Company to Consultant hereunder, the Company and its affiliates shall have the right to audit at reasonable times Consultant’s books and records relating to any transactions concerning the subject matter of this Agreement to ensure compliance with applicable laws. Consultant shall maintain books and records of any and all transactions pursuant or related to this Agreement in such form and containing such information as shall be sufficient and appropriate to accurately reflect such transactions. Furthermore, Consultant will provide to the Company or its affiliates such documents or other evidence (whether written, oral or otherwise) as the Company or its affiliates may request from time to time so that the Company or its affiliates may determine and establish compliance with the provisions of this Section 8, including individual certifications of Consultant and his principals, employees, agents or other representatives (as applicable) as may have worked on his behalf in connection with performance under this Agreement, attesting to compliance with the foregoing.

8.6.    Certifications and Training. Consultant shall provide, as may be periodically requested by the Company, any certification reasonably requested by the Company that Consultant has read, understands and is abiding by the Company’s policies regarding the FCPA and the Company’s Code of Ethics and Business Conduct, and shall further provide any other certification reasonably requested by the Company as to compliance matters. Consultant understands that the Company may, from time to time, provide training on areas related to compliance with laws and business ethics and conduct. Consultant hereby agrees that Consultant shall make himself reasonably available for such training, and shall certify compliance with, in writing, as may be requested by the Company from time to time.

9.    Term and Termination.

9.1.    Term and Rights to Terminate. The term of this Agreement (the “Term”) and Consultant’s engagement shall commence on the Effective Date and continue until the earlier of (i) the last day of the month in which the final vesting date of any three- (3-) year cliff vesting performance units (or similar awards) held by Consultant is scheduled to occur or (ii) the date that this Agreement is terminated by Consultant upon written notice of termination to the Company.

9.2.    Effects of Termination. Except as may otherwise be expressly provided herein, upon the termination of this Agreement for any reason pursuant to Section 9.1 above, (i) Consultant shall immediately discontinue the performance of services on the date and to the extent specified in the notice, (ii) Consultant will promptly return all property of the Company or its affiliates which may be held in Consultant’s custody or trust, including but not limited to, equipment/and or documents of any nature whatsoever, and Consultant will not duplicate or cause to have duplicated any documents relating to the services performed by Consultant under this Agreement, except as may be specifically authorized in writing by the Company, (iii) Consultant shall promptly return all Confidential Information as provided in Section 7.2(b), (iv) Consultant shall be reimbursed for any actual costs incurred during the performance of services hereunder up to the date of termination that have not been previously reimbursed by the Company, but only to the extent such costs are necessary, reasonable and verifiable and have been incurred by Consultant prior to or in connection with discontinuing the work hereunder, specifically excluding unabsorbed overhead or anticipatory profit, and (v) neither party hereto shall have any further obligations to the other under this Agreement beyond any other rights or obligations that have accrued hereunder prior to the date of termination.

9.3.    Survival. Any provision of this Agreement which is expressly or by implication intended to survive the termination of this Agreement, including Sections 5 through 21, shall survive and remain in effect after the termination of this Agreement

10.    Indemnification. Consultant shall indemnify, defend and hold harmless the Company from and against any and all claims, actions, suits, inquiries, investigations and proceedings, and any and all losses, liabilities, penalties, damages, costs or expenses of any kind whatsoever incurred in connection with such claims, actions, suits, inquiries, investigations and proceedings, based upon or arising out of the gross negligence, fraud or willful misconduct of Consultant, except to the extent caused by the gross negligence or willful misconduct of the Company.

11.    Release. In exchange for the valuable consideration described in Section 2, Consultant hereby releases the Company, the Company Group, and each of their employees, officers, directors, stockholders, agents, affiliates, subsidiaries, parent corporations, successors, legal representatives and assigns, as well as each of the above entities’ past and present officers, directors, employees, shareholders, members, trustees, joint ventures, attorneys, partners, and anyone claiming through them (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees and compensation in any form whatsoever, whether known or unknown, which Consultant now has or may have, or which may hereafter accrue against any of the Released Parties on account of or in any way growing out of Consultant’s prior employment with the Company or the termination thereof or otherwise arising up to and including the date Consultant signs this Agreement, including, but not limited to, claims for wrongful discharge, breach of implied or express contracts, breach of an implied covenant of good faith and fair dealing, tortious interference with contract or prospective economic advantage, violation of public policy, intentional or negligent infliction of emotional distress, negligent hiring/supervision, defamation, fraud, or other wrongful conduct, including, specifically, any claims arising out of any legal or contractual restriction on the Company’s right to terminate its employees, claims for wages, bonuses, incentives, employment benefits, and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, Consultant Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, or Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, and the Older Workers Benefit Protection Act, all as amended, or any other provision of federal, state or local statutory or common law or regulation.

Consultant and the Company agree and expressly acknowledge that this Agreement includes a waiver and release of all claims which Consultant has or may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”).
Consultant specifically waives any and all claims against the Released Parties, including claims which Consultant did not know or suspect to exist at the time of executing the Agreement. Consultant understands the full nature, extent and import of the preceding sentence, and understands that the Company would not have agreed to provide the consideration described in Section 2 if the release in this Agreement did not cover all claims for future damages, whether or not those damages have manifested themselves, are known to the parties, and/or are anticipated by the parties at the present time.
This release, however, does not waive any rights or claims that may arise after the date Consultant signs this Agreement. Further, nothing will preclude Consultant from (i) bringing a lawsuit or proceeding against the Company to enforce the Company’s obligations under this Agreement or the Employment Agreement or to challenge the enforceability of the release under the Older Worker Benefit Protection Act, (ii) filing a complaint with, providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any state, federal or local regulatory or law enforcement agency or legislative body, or (iii) filing any claims that are not permitted to be waived or released under the Fair Labor Standards

Act or other applicable law. However, Consultant waives the right to receive any relief (legal or equitable) from the Company based on any charge, proceeding, complaint, or lawsuit against the Company filed by Consultant or anyone else on Consultant’s behalf, except for a claim to enforce the Company’s obligations under this Agreement or the Employment Agreement.
Consultant further acknowledges and agrees that nothing in this Agreement prohibits Consultant from reporting to any governmental authority information concerning possible violations of law or regulation and that Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of trade secret information in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, and Consultant may use it in certain court proceedings provided Consultant submits it under seal and consistent with 18 U.S.C. 1833. Nothing contained in this Agreement prohibits Consultant from voluntarily or anonymously contacting governmental authorities regarding possible violations of law or from recovering a whistleblower award. Consultant will retain all rights and consideration provided in this Agreement regardless of whether Consultant communicates with any governmental authorities, or if Consultant receives a whistleblower award.
12.    Disputes. Except with respect to enforcement of the Company’s rights under Section 6 and Section 7 of this Agreement, Consultant and the Company agree to submit exclusively to final and binding arbitration any and all disputes or disagreements relating to or concerning the interpretation, performance or subject matter of this Agreement in accordance with the National Rules of the American Arbitration Association (“AAA”) using a mutually acceptable single arbitrator. In the event that the parties cannot agree on an arbitrator, the parties shall submit the selection of the arbitrator to the AAA. The arbitration will take place in Houston, Texas. Consultant and the Company agree that the decision of the arbitrator will be final and binding on both parties. Arbitration shall be commenced by either party filing a demand for arbitration with the AAA within 60 days after such dispute has arisen. The prevailing party in a final and binding arbitration decision shall be entitled to recover from the other party the arbitrator’s award and the reasonable costs and expenses incurred by such prevailing party in connection therewith (including attorneys’ fees); provided, however, that any and all charges that may be made for the cost of the arbitration and the fees of the arbitrator shall in all circumstances be paid by the Company. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator.

Consultant and the Company acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.
Subject first to the requirement to seek arbitration, Consultant and the Company irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be brought in either the Federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas (hereinafter referred to as the “Texas Courts”). In that regard, Consultant and the Company waive, to the fullest extent allowed, any objection that Consultant and the Company may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, Consultant and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding. Consultant and the Company acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction Consultant and the Company is or may be subject to, by suit upon such judgment.
In the event Consultant obtains a final judgment in his favor by a court of competent jurisdiction with respect to any dispute regarding the Company’s failure to pay Consultant on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, the Company shall pay all amounts and damages to which Consultant may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expense and other costs incurred by Consultant to enforce Consultant’s rights hereunder.

13.    Notice. All notices, requests, demands, declarations and other communications required hereunder or given pursuant hereto shall be in writing and shall become effective (a) if given by facsimile, when transmitted and receipt has been confirmed, (b) if given by courier or overnight delivery, when delivered by such courier or overnight delivery carrier, or (c) if personally delivered, when so delivered in person, addressed as follows:

(i)    If to Consultant:    (ii)    If to the Company:
Paul C. Gregory    Quanta Services, Inc.
2800 Post Oak Boulevard, Suite 2600    2800 Post Oak Blvd., Suite 2600
Houston, Texas 77056    Houston, Texas 77056
Attention: ___________________
Facsimile: ___________________

or at such other address as either party may from time to time designate for itself by written notice to the other party.

14.    Assignment. The Company has chosen Consultant on the basis of Consultant’s experience and qualifications, including Consultant’s reputation for ethical business conduct and compliance with applicable laws. As such, Consultant agrees not to assign any of its rights or obligations under this Agreement, or delegate the performance of any of the duties hereunder, to any person or entity.

15.    Entire Agreement; No Third Party Rights. This Agreement sets forth the entire agreement between Consultant and the Company and fully supersedes and replaces the Employment Agreement and any and all prior and contemporaneous agreements or understandings, written or oral, between the Company and Consultant pertaining to the subject matter of this Agreement. A person who is not a party to this Agreement has no rights to enforce or to enjoy any of the benefits of any term of this Agreement

16.    Heading and Captions. The heading and captions used in this Agreement are for convenience of reference purposes only and are not intended to, and will in no way, define, describe, interpret, limit, expand or otherwise affect the extent of this Agreement or the meaning or construction of any provision of this Agreement.

17.    Partial Invalidity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid or unenforceable provision had not been included herein.

18.    Waiver; Amendment. No term, provision or condition of this Agreement can be waived, amended, supplemented or otherwise modified except in writing and signed by the Company and Consultant,

and then such waiver, amendment, supplement or other modification shall only be effective in the specific instance and for the specific purpose for which given.

19.    No Waiver. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege whatsoever hereunder. The waiver by either party hereto of a breach of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent or simultaneous breach of the same or different provisions.

20.    Acknowledgment. The parties affirm that they have read this Agreement and have had adequate time to consider the terms of the Agreement. Consultant and the Company represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, employees or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this Agreement.

21.    Counterparts; Signatures. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. It will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one such counterpart. Each party agrees that it will be bound by its own facsimile or scanned signature and that it accepts the facsimile or scanned signature of the other party to this Agreement.

22.    Consideration Period. Consultant is advised to consult an attorney before signing this Agreement. Consultant agrees and acknowledges that Consultant has carefully read this Agreement and fully understands all of its provisions, and Consultant further agrees and acknowledges that Consultant has entered into this Agreement freely, knowingly, and voluntarily. Consultant acknowledges that Consultant has been provided twenty-one (21) days since Consultant received this Agreement to decide whether or not to sign this Agreement. Consultant must return the signed Agreement to the Company at the address provided in Section 13, Attention: [_______], on or before the end of the twenty-one (21) day period. Any questions may be directed to [_______], at [phone number] or [email address].

23.    Revocation Period. Consultant will have the right to revoke the waiver and release of claims under the ADEA during the first seven (7) days after signing this Agreement. Therefore, this Agreement shall not become effective or enforceable until the revocation period has expired without Consultant having revoked this Agreement (the “Release Effective Date”). In order to revoke this Agreement, Consultant must submit written notice of revocation to the Company at the address provided in Section 13, Attention: [_______], such that notice is received by the Company before the expiration of the seven (7) day revocation period. If the Agreement is revoked, or if the Release Effective Date is not prior to the Effective Date, Consultant will not receive payment or benefits under this Agreement or certain benefits under the Employment Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

QUANTA SERVICES, INC.    CONSULTANT:

By: ______________________________    _____________________________________
[Name]    Name:
[Title]

Active 36120394.6